Exhibit 10.5

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made and entered into as of July 11, 2012, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and VERACYTE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant are parties to that certain Lease Agreement dated as of February 10, 2010, as amended by that certain letter agreement dated as of March 9, 2010 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 24,039 rentable square feet (“Premises”) in a building located at located at 7000 Shoreline Court, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.                                    Landlord and Tenant desire, subject to the terms and conditions set forth herein to, amend the Lease to, among other things, extend the Base Term of the Lease from March 31, 2013, until March 31, 2016.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Base Term. The expiration date of the Base Term of the Lease is hereby extended from March 31, 2013, until March 31, 2016, subject to extension as provided for in Section 2 below.

Base Rent. Tenant shall continue to pay Base Rent for the Premises as provided for in the Lease through March 31, 2013. Commencing on April 1, 2013, Tenant shall pay Base Rent for the Premises as provided for in the schedule below:

	Base Rent	Base Rent per
Period	Per Month	RSF per Month
April 1, 2013 - March 31, 2014	$58,895.55	$2.45
April 1, 2014 - March 31, 2015	$62,501.40	$2.60
April 1, 2015 - March 31, 2016	$66,107.25	$2.75

Notwithstanding anything to the contrary contained herein, so long as no Default has occurred under the Lease, following completion of the Tenant Improvements, any Unapplied Allowance shall be applied toward the payment of Base Rent coming due after December 31, 2013, on a monthly basis until the full amount of the Unapplied Allowance (as defined in Section 5 of the Work Letter attached hereto as Exhibit A) has been exhausted; provided, however that the expiration date of the Base Term shall be extended 1 month for each month that Unapplied Allowance is applied (in whole or in part) towards Base Rent. If the Base Term is extended as provided for in the preceding sentence, Tenant shall pay Base Rent for such extended period at the same rate that Tenant is paying Base Rent for the Premises during the last year of the Base Term preceding such extended period.

2.                                      TI Allowance and TI Rent. Pursuant to the terms of the Work Letter attached hereto as Exhibit A, Landlord shall make available to Tenant the Tenant Improvement Allowance (as defined in the Work Letter) for Tenant Improvements (as defined in the Work Letter).

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If Tenant uses all of such Tenant Improvement Allowance for the Tenant Improvements, Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter”) for the construction of the Tenant Improvements. In addition to Base Rent, Tenant shall pay to Landlord the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the remaining balance of the Base Term (“TI Rent”). TI Rent shall be due on the first day of each month. The Additional Tenant Improvement Allowance shall only be available for use by Tenant for the Tenant Improvements, and Tenant shall have no right to use any undisbursed portion thereof towards Base Rent as contemplated in the last paragraph of Section 2 above.

3.                                      Operating Expenses. The first full paragraph on page 5 of the Lease is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained in this Lease, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall not exceed $4.50 per rentable square foot of the Premises (the “Initial Cap”). On May 1, 2010, and on the first day of each month thereafter through and including March 1, 2013, the Initial Cap shall be reduced by $0.125 per rentable square foot of the Premises. Following earthquake damage to the Project during the period from May 1, 2010 until March 31, 2013, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the remaining balance of the Base Term of the Lease until March 31, 2013.

Notwithstanding the foregoing, commencing on April 1, 2013, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall be increased to $4.50 per rentable square foot of the Premises (the “Second Cap”). On May 1, 2013, and on the first day of each month thereafter, the Second Cap shall be reduced by $0.125 per rentable square foot of the Premises. Following earthquake damage to the Project during the period from April 1, 2013 until May 31, 2106, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the balance of the Base Term of the Lease.”

4.                                      Right to Extend Term. Tenant shall continue to have the right to extend the Term of the Lease upon the terms and conditions set forth in Section 39 of the Lease, except that the second paragraph of Section 39(a) is hereby deleted and replaced with the following:

“Notwithstanding anything to the contrary contained in this Lease, commencing on the first day of the Extension Term, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall be increased to $4.50 per rentable square foot of the Premises (the “Extension Cap”). On the first day of the second month of the Extension Term and on the first day of each month thereafter, the Extension Cap shall be reduced by $0.125 per rentable square foot of the Premises. Following earthquake damage to the Project during the period the Extension Term, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the balance of the Extension Term of the Lease.”

5.                                      Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Kidder Mathews. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Kidder Mathews, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment. Landlord shall pay any commission due to Kidder Mathews in

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connection with this First Amendment pursuant to a separate written agreement between Landlord and Kidder Mathews.

6.                                      Miscellaneous.

a.                                      This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.                                      This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.                                       This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.                                      Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

VERACYTE, INC.,
a Delaware corporation

By:	/s/ Mark E. Spring
Its:	Chief Financial Officer

LANDLORD:

ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Eric S. Johnson
		Its:	Vice President
Real Estate Legal Affairs

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EXHIBIT A

Work Letter

THIS WORK LETTER dated July 11, 2012 (this “Work Letter”) is made and entered into by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and VERACYTE, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the First Amendment to Lease dated July 11, 2012 (“First Amendment”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the First Amendment.

1.                                      General Requirements.

(a)                                 Tenant’s Authorized Representative. Tenant designates Bonnie Anderson and Mark Spring (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)                                 Landlord’s Authorized Representative. Landlord designates Todd Miller and Rob Kain (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)                                  Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) and the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord agrees that the general contractor shall be selected as part of competitively bid process.

2.                                      Tenant Improvements.

(a)                                 Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean reconfiguring Tenant’s laboratories and offices and other improvements to the Project of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than Landlord’s Work (as defined in Section 3(a) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

Landlord and Tenant acknowledge and agree that Landlord will be performing the Tenant Improvements during Tenant’s occupancy of the Premises. Tenant shall permit access to the Premises at all reasonable times to allow Landlord to perform the Tenant Improvements. The completion of the Tenant Improvements may have a material adverse effect on Tenant’s use and quiet enjoyment of the Premises and the operation of Tenant’s business at the Premises, including, without limitation, the creation of dust, noise and vibrations, none of which shall constitute a constructive eviction of Tenant, an interruption of Tenant’s use and quiet enjoyment of the Premises or result in any offset or abatement of Rent whatsoever. Notwithstanding anything to the contrary set forth herein, Landlord shall have no

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liability to Tenant for any Claims resulting from, arising out of or related to the performance of the Tenant Improvements.

(b)                                 Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 180 days of the date hereof. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 5 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)                                  Working Drawings. Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the TI Design Drawings without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the Tl Construction Drawings is consistent with the TI Design Drawings, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d)                                 Approval and Completion. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.                                      Performance of Landlord’s Work.

(a)                                 Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

(b)                                 Commencement and Permitting. Landlord shall promptly commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be payable from the TI Fund. Tenant shall reasonably assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

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(c)           Completion of Landlord’s Work. Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d)           Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s reasonable discretion. As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its reasonable discretion after consultation with Tenant unless a manufacturer is expressly specified in the approved TI Construction Drawings.

(e)           Construction Defects. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept Landlord’s Work. Tenant’s acceptance of Landlord’s Work shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor, provided that Tenant shall defend with counsel reasonably acceptable to Landlord, indemnify and hold Landlord harmless from/and against any claims arising out of or in connection with any such claim.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f)            Intentionally Omitted.

4.             Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a)           Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in

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substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete.

(b)           Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted.

5.             Costs.

(a)           Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”). The Budget shall be based upon the TI Construction Drawings approved by Tenant and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 5% of the TI Costs for monitoring and inspecting the construction of the Tenant improvements and Changes, which sum shall be payable from the TI Fund (as defined in Section 5(d). Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with monitoring the construction of the Tenant Improvements and Changes, and shall be payable out of the TI Fund. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).

(b)           TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1.             a “Tenant Improvement Allowance” in the maximum amount of $8.00 per rentable square foot in the Premises, or $192,312.00 in the aggregate, which is included in the Base Rent set forth in the First Amendment; and

2.             at Tenant’s option, an “Additional Tenant Improvement Allowance” in the maximum amount of $2.50 per rentable square foot in the Premises, or $60,097.50 in the aggregate, which shall, to the extent used, result in the payment of TI Rent as set forth In Section 2 of the First Amendment.

Before commencing Tenant’s Work (as defined in Section 6 below), Tenant shall notify Landlord how much Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. The TI Allowance shall be disbursed in accordance with this Work Letter. Landlord shall have no obligation to make any unused portion of the TI Allowance available for the Tenant improvements after December 31, 2013.

Except for the Unapplied Allowance, Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section

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2(d) or (ii) any Changes pursuant to Section 4. As used herein, “Unapplied Allowance” shall mean, upon completion and payment in full for the Tenant Improvements, any portion of the Tenant Improvement Allowance that is not used for the Tenant Improvements (and in no event shall it include the Additional Tenant improvement Allowance or any unused portion thereof).

(c)           Costs Includable In TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d)           Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the Tenant Improvement Allowance and the portion, if any, of the Additional Tenant Improvement Allowance funded by Landlord. If at any time the remaining TI Costs under the Budget exceed the remaining unexpended Tenant Improvement Allowance and the portion, if any, of the Additional Tenant Improvement Allowance funded by Landlord, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining Tenant Improvement Allowance and the portion, if any, of the Additional Tenant Improvement Allowance funded by Landlord (“Excess TI Costs”). If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Funds deposited by Tenant shall be the first disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the Tenant Improvement Allowance and the portion, if any, of the Additional Tenant Improvement Allowance funded by Landlord. If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

6.             Tenant Access.

(a)           Tenant’s Access. Any access by Tenant to any areas where Landlord’s Work is being undertaken shall not be permitted unless Tenant’s access is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose. Any such entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b)           No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any Inspections or issuance of final approvals by applicable Governmental Authorities.

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7.             Miscellaneous.

(a)           Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)           Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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